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                                     EXHIBIT 99.2

                               Form of Notice of Grant

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                              DURA PHARMACEUTICALS, INC.

                           NOTICE OF GRANT OF STOCK OPTION

    Notice is hereby given of the following stock option grant (the "Option") to purchase shares of Common Stock of Dura Pharmaceuticals, Inc. (the "Company"):

    OPTIONEE: __________________________

    GRANT DATE:  ___________

    OPTION PRICE:  $_____ per share

    NUMBER OF OPTION SHARES:  ______ shares

    TYPE OF OPTION:  ______________________

    EXPIRATION DATE:  _____________

    EXERCISE SCHEDULE. The Option shall become exercisable for the Option Shares in a series of installments as follows: (i) if Optionee has been employed by the Company for more than one year as of the Grant Date, the Option will become exercisable in equal daily installments over a period of four years beginning on the Grant Date, or (ii) if Optionee has been employed for less than one year as of the Grant Date and this is Optionee's first stock option grant, the Option will become exercisable for twenty-five percent (25%) of the Option Shares upon completion of one year of service measured from the Grant Date, and the balance of the Option Shares shall become exercisable in equal daily installments over a period of three years measured from the first anniversary of the Grant Date, or (iii) if Optionee has been employed for less than one year as of the Grant Date and Optionee currently holds one or more options, the Option will become exercisable for twenty-five (25%) of the Option Shares on the first anniversary of the Grant Date; provided, however, that upon completion of one year of service measured from Optionee's hire date, this Option will retroactively vest on a daily basis over a period of four years measured from the Optionee's hire date. In no event shall any additional Option Shares vest after Optionee ceases to be employed by the Company.

    OTHER PROVISIONS. Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and conditions of the Dura Pharmaceuticals, Inc. 1992 Stock Option Plan, as amended (the "Plan"). Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as EXHIBIT A. If this is Optionee's first stock option grant under the Plan, a copy of the official prospectus for the Plan is attached hereto as EXHIBIT B and Optionee acknowledges receipt of same.

    NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Notice of Grant or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary employing Optionee) or Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's employment at any time for any reason whatsoever, with or without cause.



DURA PHARMACEUTICALS, INC.


By:
   --------------------------------    ---------------------------------------
   Cam L. Garner                       OPTIONEE
   Chairman, President & CEO